================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                           and Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       LEARNING TREE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

                       LEARNING TREE INTERNATIONAL, INC.
                          6053 WEST CENTURY BOULEVARD
                         LOS ANGELES, CALIFORNIA  90045



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON FRIDAY, MARCH 7, 1997

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Learning Tree International, Inc. (the "Company") will be held at the Sheraton Hotel, 6101 West Century Boulevard, Los Angeles, California 90045 on Friday, March 7, 1997 at 10:00 a.m. Pacific Standard Time for the following purposes as more fully described in the accompanying Proxy Statement:


          1. To elect two Class I directors for a term of two years and two Class II directors for a term of three years;

          2. To approve an amendment to the Company's Certificate of Incorporation to increase the authorized shares of Common Stock, $.0001 Par Value, from 25,000,000 to 75,000,000; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on January 17, 1997 as the record date for determining the stockholders entitled to notice of and to vote at the meeting or at any adjournment thereof. Only stockholders at the close of business on the record date are entitled to vote at the Annual Meeting.

     Accompanying this Notice are a Proxy and Proxy Statement. IF YOU WILL NOT BE ABLE TO ATTEND THE ANNUAL MEETING TO VOTE IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. The Proxy may be revoked at any time prior to its exercise at the Annual Meeting.

                                    By Order of the Board of Directors,



                                    David C. Collins, Ph.D.
                                    Chairman and Chief Executive Officer


February 7, 1997

                       LEARNING TREE INTERNATIONAL, INC.
                          6053 WEST CENTURY BOULEVARD
                         LOS ANGELES, CALIFORNIA  90045

                                PROXY STATEMENT

                                  INTRODUCTION

     This Proxy Statement is furnished to the stockholders of Learning Tree International, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company. The proxies solicited hereby are to be voted at the Annual Meeting of the Stockholders of the Company to be held on March 7, 1997, and at any and all adjournments thereof (the "Annual Meeting").

     At the Annual Meeting, stockholders will be asked to consider and vote upon the following proposals:

     1. To elect two Class I directors for a term of two years and two Class II directors for a term of three years.

     2. To approve an amendment to the Company's Certificate of Incorporation to increase the authorized shares of Common Stock, $.0001 Par Value ("Common Stock"), from 25,000,000 to 75,000,000.

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     A form of proxy is enclosed for your use. The shares represented by each properly executed unrevoked proxy will be voted as directed by the stockholder executing the proxy. If no direction is made, the shares represented by each properly executed unrevoked proxy will be voted "FOR" (i) the election of management's nominees for the Board of Directors; and (ii) the Amendment of the Company's Certificate of Incorporation to increase the authorized shares of Common Stock from 25,000,000 to 75,000,000. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgment.

     Any proxy given may be revoked at any time prior to its exercise by filing with Gary R. Wright, Secretary of the Company, an instrument revoking such proxy or by the filing of a duly executed proxy bearing a later date. Any stockholder present at the meeting who has given a proxy may withdraw it and vote his or her shares in person if such stockholder so desires.

     It is contemplated that the solicitation of proxies will be made primarily by mail. Should it, however, appear desirable to do so in order to ensure adequate representation of shares at the Annual Meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, telegraph, or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. In following-up the original solicitation of proxies by mail, the Company may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares eligible to vote at the Annual Meeting and will reimburse them for their expenses in so doing. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum otherwise might not be obtained. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about February 7, 1997.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

OUTSTANDING SHARES; RECORD DATE

     Only holders of record of the Company's voting securities at the close of business on January 17, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of the Record Date, the Company had issued and outstanding 21,994,507 shares of the Company's Common Stock, the holders of which are entitled to vote at the Annual Meeting. (All share data contained herein have been adjusted to reflect a 50% stock dividend paid on December 16, 1996.) Each share of Common Stock that was issued and outstanding as of the Record Date is entitled to one vote at the Annual Meeting.

     The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the Annual Meeting.

QUORUM; VOTE REQUIRED

     Directors will be elected by a plurality of the votes cast. Only votes cast for a nominee will be counted, except that each properly executed unrevoked proxy will be voted for four management nominees for the Board of Directors in the absence of instructions to the contrary. Abstentions, broker non-votes and instructions on a proxy to withhold authority to vote for one or more of such nominees will result in the respective nominees receiving fewer votes.

     Abstentions may be specified as to all proposals to be brought before the Annual Meeting, other than the election of directors. Approval of each of the proposals to be brought before the Annual Meeting (not including the election of directors and the Amendment to the Certificate of Incorporation) will require the affirmative vote of at least a majority in voting interest of the stockholders present in person or by proxy at the Annual Meeting and entitled to vote thereon. Approval of the proposed amendment to the Company's Certificate of Incorporation to increase the authorized shares of Common Stock will require the affirmative vote of the holders of at least a majority of the outstanding shares of the Common Stock. As to the proposals, if a stockholder abstains from voting on a proposal it will have the effect of a negative vote on that proposal, but if a broker indicates that it does not have authority to vote certain shares, those votes will not be considered as shares present and entitled to vote at the Annual Meeting with respect to that proposal and, therefore, will have no effect on the outcome of the vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Common Stock of the Company as of January 17, 1997 by (i) each person or entity known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each of the Company's directors, (iii) each of the persons named in the Summary Compensation Table and (iv) all directors and executive officers as a group. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                                           COMMON STOCK/(1)/
                                                                    -------------------------------
                                                                     NUMBER OF             PERCENT
     NAME AND ADDRESS OF OWNER                                      SHARES/(2)/            OF CLASS
     -------------------------                                      ------------           --------
     David C. Collins/(3)//(4)//(5)/..............................   5,668,470               25.8%
     Eric R. Garen/(3)/...........................................   5,314,650               24.2%
     Putnam Investment Management.................................   1,767,765                8.0%
       (One Post Office Square,
        Boston, Massachusetts, 02109)
     Max S. Shevitz/(2)/..........................................     250,800                1.1%
     Gary R. Wright/(2)/..........................................     274,500                1.2%
     Alan B. Salisbury............................................     256,615                1.2%
     W. Mathew Juechter...........................................     131,760                 *
     Michael W. Kane/(2)/.........................................      52,254                 *
     All directors and executive officers as a group(8)/(5)/......  12,146,689               55.2%

----------
*  Less than 1%

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares that such person or group has the right to acquire within 60 days after the date as of which information in this table is provided; and for purposes of computing the percentage of outstanding shares held by each person or group on that date, such shares are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2) With respect to the following individuals, a certain number of shares are subject to repurchase agreements allowing the Company to repurchase the shares at specified prices and conditions, including termination of employment of the stockholder: Mr. Wright (109,800 shares), Mr. Kane (41,175 shares), Mr. Shevitz (131,760 shares).
(3) Dr. Collins is the Chairman of the Board of Directors and Chief Executive Officer of the Company and Mr. Garen is the President and a director of the Company. The address of these individuals is Learning Tree International, Inc., 6053 West Century Boulevard, Los Angeles, California 90045-0028.
(4) David C. Collins and Mary C. Adams, the Company's Vice President, Administration, are married but disclaim beneficial ownership of each other's shares.
(5) Includes 251,820 shares owned by the Collins Family Foundation. The trustees of the Collins Family Foundation are David C. Collins and Mary C. Adams, however, they disclaim beneficial ownership of these shares.

                       PROPOSAL 1:  ELECTION OF DIRECTORS

     The Company's Board of Directors has six members and is divided into three classes, Class I, Class II and Class III. The current terms of the Class I and Class II directors expire at the Annual Meeting to be held this year; and the terms of the Class III directors will expire at the annual meeting of stockholders to be held in 1998. Class I directors are to be elected at the Annual Meeting for a two-year term expiring in 1999. Class II directors are to be elected at the Annual Meeting for a three-year term expiring in 2000. At each subsequent annual meeting of the stockholders, directors will be elected for a full three-year term to succeed the directors whose terms are then to expire.

INFORMATION CONCERNING NOMINEES AND OTHER DIRECTORS

                NAME                            AGE   POSITION WITH THE COMPANY
                ----                            ---   -------------------------
CLASS I DIRECTORS--Nominees for Election
 To Term Expiring in 1999.
W. Mathew Juechter...........................    63   Director
Alan B. Salisbury............................    59   Director and President and General Manager,
                                                        Learning Tree International USA, Inc.

CLASS II DIRECTORS--Nominees for Election
 To Term Expiring in 2000.
Michael W. Kane..............................    45   Director
Max S. Shevitz...............................    41   Executive Vice President and Director

CLASS III DIRECTORS--Present Term Expires
  in 1998.
David C. Collins.............................    56   Chairman of the Board of Directors and Chief
                                                        Executive Officer
Eric R. Garen................................    49   President and Director

     Mr. Juechter has been a director of the Company since June 1987. Since 1991, he has been the Chief Executive Officer of ARC International Ltd., a management consulting and training company. From 1986 to 1991, Mr. Juechter was Managing Director of IRA, Inc. in St. Paul, Minnesota, a management consulting company. Mr. Juechter was President and Chief Executive Officer of Wilson Learning Corp., a multi-national training organization, from 1977 to 1986. Since 1989, Mr. Juechter has served as Chairman of the Council of Governors of the American Society for Training and Development (ASTD). Mr. Juechter has a Bachelor's of Science degree in Engineering from Boston University and a Master's degree in Business Administration from Harvard University.

     Dr. Salisbury has been President and General Manager of Learning Tree International USA, Inc., the Company's operating subsidiary in the United States, since April 1993. From 1991 until he joined the Company in 1993, Dr. Salisbury was Chief Operating Officer of Microelectronics and Computer Technology Corporation (MCC), an organization involved in the research and development of IT products located in Austin, Texas; and from 1987 to 1991, he was President of the Contel Technology Center, the research and development group of an independent telephone company located in Chantilly, Virginia. Dr. Salisbury is a director of Sybase, Inc., a database software developer and Telepad Corporation, a computer manufacturer. The author of numerous books and articles related to information technology and training, Dr. Salisbury served in the United States Army from 1958 to 1987, when he retired as Commanding General of the U.S. Army Information Systems Engineering Command. He holds a Bachelor of Science degree (with distinction) from the U.S. Military Academy, and Masters and Ph.D. degrees in Electrical Engineering and Computer Science from Stanford University.

     Dr. Kane has served as a director of the Company since February 1995. Since 1991, he has been President and Chief Executive Officer of M. Kane & Company, Inc., an investment banking firm focusing primarily on technology companies. From 1987 to 1988, he was an investment banker with L.F. Rothschild & Co., Inc. and from 1988 to 1991 was an investment banker with Oppenheimer & Co., Inc. From 1984 to 1987, he practiced primarily corporate and securities law with the law firm of Irell & Manella (corporate counsel to the Company), and prior to that he was a Project Leader in the Systems Sciences Department of The Rand Corporation and was an independent consultant to the satellite telecommunications industry. Dr. Kane has a Bachelor of Arts degree in Political Science from the University of Wisconsin--Madison and a Master's degree in International Relations, a Ph.D. degree in Political Science and a J.D. degree from the University of California, Los Angeles.

     Mr. Shevitz has been Executive Vice President of the Company since July 1994, and was General Manager of Learning Tree International USA, Inc., a subsidiary of the Company, from September 1988 to December 1993. From January to July 1994, Mr. Shevitz was Executive Vice President at Sigma International, Inc., a customer service training company. From 1986 to 1988, Mr. Shevitz was the founder and President of MD Technology, Inc., a medical diagnostic equipment company. Mr. Shevitz holds a Master's degree in Business Administration with honors from the University of Virginia.

     Dr. Collins, a co-founder of the Company, has been Chairman of the Board and Chief Executive Officer since the Company's business began in 1974 (under the name Integrated Computer Systems Publishing Co., Inc.). Dr. Collins has a Bachelor of Science degree (with distinction) in Electrical Engineering from Stanford University, and Masters and Ph.D. degrees in Electrical Engineering from the University of Southern California.

     Mr. Garen, a co-founder of the Company, has served first as Executive Vice President and then as President of the Company since the Company's business began in 1974. Mr. Garen holds a Bachelors degree in Electrical Engineering from the California Institute of Technology and a Masters degree in Computer Science from the University of Southern California, both with honors.

     The shares of each properly executed unrevoked proxy will be voted FOR the election of all of the above named nominees unless the stockholder executing such proxy indicates that the proxy shall not be voted for all or any one of the nominees. All of the nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the proxy holders will vote for the election of another person or persons as the Board of Directors recommends.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors held six meetings during the fiscal year ended September 30, 1996. The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Stock Option Committee.
Each incumbent director attended at least 75% of the aggregate of the number of meetings of the Board and meetings of committees of the Board on which he served during the 1996 fiscal year.

     The Audit Committee comprises Dr. Collins, Dr. Kane and Mr. Juechter. The principal functions of the Audit Committee are to review with the Company's independent auditors and management the plan and results of the Company's independent audit, to review the Company's systems of internal control and to recommend the engagement or the discharging of the Company's independent auditors. The Company's fiscal year ended September 30, 1996 was the first fiscal year in which an independent audit was required. The Audit Committee did not meet during the fiscal year but met in November 1996 when the results of the fiscal year 1996 independent audit were known.

     The Compensation Committee comprises Dr. Collins, Dr. Kane and Mr. Juechter. The principal functions of the Compensation Committee are to (a) review and make recommendations to the Company's Board of Directors with respect to the direct and indirect compensation and employee benefits of the Chairman, President and other elected officers of the Company, (b) review, administer and make recommendations to the Company's Board of Directors with respect to any incentive plans and bonus plans that include elected officers and (c) review the Company's policies relating to the compensation of senior management and other employees. In addition, the Committee reviews management's long-range planning for executive development and succession, establishes and periodically reviews policies on perquisites and performs certain other review functions relating to management compensation and employee relations policies. The Compensation Committee met once during the 1996 fiscal year.

     The Stock Option Committee comprises Dr. Collins and Mr. Garen. The functions of the Stock Option committee include addressing matters relating to the Company's stock option plan and making grants and recommendations to the Board of Directors as to grants of stock options. The Stock Option Committee held one meeting during the 1996 fiscal year.

     The Board of Directors does not have a nominating committee.

COMPENSATION OF DIRECTORS

     No director who is an employee of the Company is compensated for service as a member of the Board of Directors or for service on any committee of the Board of Directors. Compensation for non-employee directors (other than committee chairpersons) consists of a monthly retainer of $1,000. Compensation for non-employee chairpersons of committees consists of an annual retainer of $3,000. Compensation for all non-employee directors also consists of a $500 fee for each Board meeting and a $250 fee for each Committee meeting attended. Directors are reimbursed for travel and out-of-pocket expenses incurred on behalf of the Company.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to compensation for the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company with annual compensation in excess of $100,000 during the fiscal years ended September 30, 1996, 1995 and 1994:

SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION/(1)/
                                           FISCAL        ------------------------      ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR           SALARY       BONUS       COMPENSATION/(2)/
----------------------------------------   ------        ----------   -----------   -----------------
David C. Collins                             1996          $300,000     $173,554           $3,633
   Chairman of the Board of Directors        1995          $300,000     $215,115           $4,560
    and Chief Executive Officer              1994          $279,000     $ 80,000           $5,848

Eric R. Garen                                1996          $300,000     $173,554           $3,983
   President and Director                    1995          $300,000     $215,115           $4,560
                                             1994          $279,000     $ 80,000           $5,270

Max S. Shevitz                               1996          $182,000     $101,982           $4,336
   Executive Vice President and Director     1995          $100,000     $323,222           $4,518
                                             1994/(3)/     $ 69,325     $ 15,000           $1,615

Gary R. Wright                               1996          $160,000     $ 22,165           $2,250
   Vice President--Finance and Chief         1995          $140,000     $ 42,138           $2,165
    Financial Officer and Secretary

Alan B. Salisbury                            1996          $180,816     $ 76,039           $4,291
   President and General Manager,            1995          $174,695     $180,717           $4,749
   Learning Tree International USA, Inc.     1994          $168,300     $ 11,000           $5,536
   and Director

____________
(1) Certain of the Company's executive officers receive personal benefits in addition to salary and cash bonuses, including car allowances. The aggregate amount of such personal benefits, however, does not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for the named executive officers.
(2) These amounts represent contributions made by the Company to a defined contribution plan.
(3)  Represents partial year compensation.

STOCK OPTION PLAN

     In September 1995, the Company adopted the 1995 Stock Option Plan (the "Stock Option Plan"), which provides for the issuance of incentive stock options within the meaning of Section 422 of the Code and non-qualified stock options to purchase an aggregate of up to 1,500,000 shares of the Common Stock of the Company. The Stock Option Plan permits the grant of options to officers, employees, directors and consultants of the Company.

     The Stock Option Plan is administered by a committee of the Board of Directors (the "Committee") composed of Mr. Garen and Dr. Collins, who are not eligible to participate in the Plan. Each option will be evidenced by written agreement in a form approved by the Committee. No options granted under the Stock Option Plan will be transferable by the optionee other than by will or by the laws of descent and distribution, and each option will be exercisable, during the lifetime of the optionee, only by the optionee.

     Under the Stock Option Plan, the exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the Common Stock on the date of grant (110% of the fair market value in the case of options granted to employees who hold more than ten percent of the voting power of Company's capital stock on the date of grant). The exercise price of a non-qualified stock option must be not less than 75% of the fair market value of the Common Stock on the date of grant. For both incentive stock options and non-qualified stock options, the exercise price must not be less than the par value of a share of the Common Stock on the date of grant. The term of an incentive or non-qualified stock option is not to exceed ten years (five years in the case of an incentive stock option granted to a ten percent holder). The Committee has the discretion to determine the vesting schedule and the period required for full exercisability of stock options; however, in no event can the Committee shorten such period to less than six months. Upon exercise of any option granted under the Stock Option Plan, the exercise price may be paid in cash, and/or such other form of payment as may be permitted under the applicable option agreement, including, without limitation, previously owned shares of Common Stock.

     At September 30, 1996, no stock options had been granted under the Stock Option Plan.

OTHER EMPLOYEE BENEFIT PLANS

     The Company has adopted the Learning Tree International, Inc. Profit-Sharing and Deferred Savings Plan (the "401(k) Plan"), which is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Under Section 401(k) of the Code, contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and contributions by the Company will be deductible by the Company when made.

     All employees of the Company and its U.S. subsidiary who have attained 18 years of age and have met the plan's service requirements are eligible to participate in the 401(k) Plan. Each eligible employee may contributed to the 401(k) Plan, through payroll deductions, up to 15% of his or her salary, subject to statutory limitations. For fiscal 1996, for each $1.00 invested by an employee, the Company contributed $0.25 up to one and one-half percent of such employee's salary. In addition, the Company made qualified nonelective contributions to the 401(k) Plan on an annual basis that were equivalent to one and one half percent of the annual compensation of the participant. The 401(k) Plan permits, but does not require, additional contributions to the 401(k) Plan by the Company.

     In August 1996, the 401(k) Plan was amended. Effective October 1, 1996, the Company will contribute $0.75 for each $1.00 invested by participating employees. Such contributions by the Company cannot exceed four and one-half percent of such employees' salaries. Furthermore, the qualified non-elective contributions were eliminated as of that date.

EMPLOYMENT AGREEMENTS

     Pursuant to an employment agreement dated as of October 1, 1995 (the "Collins Agreement"), David C. Collins is employed as Chairman of the Board and Chief Executive Officer of the Company. Pursuant to the Collins Agreement, Dr. Collins received an annual base salary and additional incentive compensation based upon the achievement of certain performance targets. In addition, Dr. Collins is entitled to reimbursement of reasonable travel and business entertainment expenses authorized by the Company, as well as certain fringe benefits. In the event of the termination of Dr. Collins' employment with the Company, Dr. Collins has agreed, for a period of one year after the termination, not to offer any service or product in competition with the Company, whether directly or indirectly, in any area served by the Company at the date of termination. The Collins Agreement has a term of three years and is renewable, at Dr. Collins' option, for additional three year periods.

     Pursuant to an employment agreement dated as of October 1, 1995 (the "Garen Agreement"), Eric R. Garen is employed as President of the Company. Pursuant to the Garen Agreement, Mr. Garen received an annual base salary and additional incentive compensation based upon the achievement of certain performance targets. In addition, Mr. Garen is entitled to reimbursement of reasonable travel and business entertainment expenses authorized by the Company, as well as certain fringe benefits. In the event of the termination of Mr. Garen's employment with the Company, Mr. Garen has agreed, for a period of one year after the termination, not to offer any service or product in competition with the Company, whether directly or indirectly, in any area served by the Company at the date of termination. The Garen Agreement has a term of three years and is renewable, at Mr. Garen's option, for additional three year periods.

     Pursuant to an employment agreement dated as of July 18, 1994, as amended (the "Shevitz Agreement"), Max S. Shevitz is employed as Executive Vice President of the Company. Pursuant to the Shevitz Agreement, Mr. Shevitz received an annual base salary, as well as incentive compensation. In addition, Mr. Shevitz has agreed, for a period of two years following the termination of the Shevitz Agreement, not to (i) solicit any of the Company's customers with whom he did business or was acquainted during the term of the Shevitz Agreement and (ii) disclose any information pertaining to the Company's customers or the contents of any mailing list prepared or used by the Company during or prior to the term of the Shevitz Agreement. The Shevitz Agreement is terminable by either party at any time upon two weeks' prior written notice.

     Pursuant to an employment agreement dated as of January 8, 1990, as amended (the "Wright Agreement"), Gary R. Wright is employed as Vice President-Finance and Chief Financial Officer of the Company. Pursuant to the Wright Agreement, Mr. Wright received an annual base salary, as well as incentive compensation. In addition, Mr. Wright has agreed, for a period of two years following the termination of the Wright Agreement, not to (i) solicit any of the Company's customers with whom he did business or was acquainted during the term of the Wright Agreement and (ii) disclose any information pertaining to the Company's customers or the contents of any mailing list prepared or used by the Company during or prior to the term of the Wright Agreement. The Wright Agreement is terminable by either party at any time.

     Pursuant to an employment agreement dated as of April 19, 1993 (the "Salisbury Agreement"), Alan B. Salisbury is employed as President and General Manager of Learning Tree International USA, Inc. (the "U.S. Subsidiary"). Pursuant to the Salisbury Agreement, Dr. Salisbury received an annual base salary, as well as incentive compensation. Upon termination of employment with the U.S. Subsidiary, Dr. Salisbury will receive one month's salary per year of employment, with a minimum of at least three months salary, and the pro rata portion of the incentive compensation described above. In addition, Dr. Salisbury has agreed, for a period of two years following the termination of the Salisbury Agreement, not to (i) solicit any of the U.S. Subsidiary's customers with whom he did business or was acquainted during the term of the Salisbury Agreement and (ii) disclose any information pertaining to the U.S. Subsidiary's customers or the contents of any mailing list prepared or used by the U.S. Subsidiary during or prior to the term of the Salisbury Agreement. The Salisbury Agreement is terminable by either party at any time.

STOCKHOLDERS AGREEMENT

     Dr. Collins and Mr. Garen have entered into a Stockholders Agreement dated as of October 1, 1995 (the "Stockholders Agreement"). The Stockholders Agreement provides that (i) the non-transferring stockholder shall have a right of first refusal with respect to any transfer that is not made to certain affiliates or pursuant to either an underwritten public offering or Rule 144 of the Securities Act (a "Restricted Transfer"); and (ii) in addition to the foregoing restriction, no Restricted Transfer to any person or group involving more than five percent of the then outstanding Common Stock may be effected without the prior consent of the non-transferring stockholder.

CERTAIN TRANSACTIONS

     On January 6, 1995, the Company and M. Kane & Company, Inc. ("MKC") entered into an agreement pursuant to which MKC agreed to provide financial advice and assistance, including valuation-related analyses of the Company and advice to the Company about strategic financial alternatives and to assist the Company in structuring and conducting the Company's initial public offering. In consideration for such services, MKC received a retainer of $10,000 per month from January 1995 through June 1995, and was paid $15,000 per month from July 1995 until December 1995. MKC also received $776,250 or 1.875% of the gross proceeds of the Company's initial public offering, less the monthly retainer payments received by it. In addition, the Company reimbursed MKC for certain out-of-pocket fees and expenses. This agreement terminated upon the settlement date of the Company's initial public offering. Michael W. Kane, President of MKC, also is a Director of the Company. The Company believes that the foregoing transactions were on terms no less favorable to the Company than could be obtained from unaffiliated parties.

     On July 12, 1996, the Company, Dr. Collins and Mr. Garen (the "Selling Stockholders") and MKC entered into an agreement pursuant to which MKC agreed to provide financial advisory services and assist the Company and Selling Stockholders in structuring and conducting a secondary public offering. In consideration of such services, MKC was compensated by a retainer of $15,000 per month from July 1996 through September 1996, the month in which the closing of the secondary public offering occurred. MKC also received $1,223,790 or 1.805% of the gross proceeds of this offering (determined without regard to the proceeds attributable to the exercise of the underwriters' over-allotment option), less the retainer fees paid to it. In addition, the Company and Selling Stockholders paid MKC $5,000 as an allowance for expenses. Of the total $1,228,790 fees and expenses paid to MKC, $217,370 was paid by the Company and $1,011,420 was paid by the Selling Stockholders.

     Prior to the 1996 fiscal year, the Company had, from time to time, sold shares of its Common Stock to its employees, including certain of its executive officers and directors. Prior to the Company's initial public offering completed December 6, 1995, the price per share purchased by these executive officers and directors was based on a formula valuation. The Company did not sell any shares of its Common Stock to its executive officers or directors during the fiscal year ending September 30, 1996. The shares issued in fiscal 1995 and certain of the shares issued in fiscal 1994 are subject to repurchase options, in the event of termination of employment, at the sole discretion of the Company. Such repurchase options expire over a four-year period at a rate of 25% per year. (See "Security Ownership of Certain Beneficial Owners and Management".) Certain officers and directors have executed promissory notes in favor of the Company with interest at an annual rate of 7% in partial payment for the shares of Common Stock purchased prior to fiscal year 1996. The maximum outstanding amounts of such promissory notes, with a balance in excess of $60,000 during fiscal 1996, and the amounts outstanding at January 17, 1997, were as follows:

                                            FISCAL    JANUARY 17,
                                             1996        1997
                                           --------   -----------
Max S. Shevitz.........................    $153,115   $   --
Gary R. Wright.........................    $129,061   $89,269
Alan B. Salisbury......................    $ 82,866   $   --

     In March 1996, the Company repurchased 39,590 shares of Common Stock from its employees and directors in exchange for the cancellation of notes receivable from such stockholders in the amount of $446,000. In addition, during March 1996, notes receivable from stockholders in the amount of $19,000 were offset against the equivalent amount of notes payable to such stockholders. The number of shares repurchased in this transaction from directors and officers of the Company for amounts in excess of $60,000 and the note amounts offset were as follows:

                                                                  NOTE         NOTE
                                 SHARES          AGGREGATE       PAYABLE     RECEIVABLE
                               REPURCHASED     CONSIDERATION      OFFSET      OFFSET
                               -----------     -------------     -------     ----------
Max S. Shevitz...............    12,720        $143,312          $1,640       $144,952
Alan B. Salisbury............     6,905        $ 77,791             --        $ 77,791

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dr. Collins, who serves as Chairman of the Board and Chief Executive Officer of the Company, is a member of the Compensation Committee.

                      REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee"), which is composed of the Company's Chairman and Chief Executive Officer and two independent outside directors, is responsible for overseeing and, as appropriate, making recommendations to the Board regarding, the annual salaries and other compensation of the officers of the Company, providing assistance and recommendations with respect to the compensation policies and practices of the Company and assisting with the administration of the Company's compensation plans. Stock option grants are made by the Stock Option Committee, but are considered by the Compensation Committee in its compensation review.

Compensation Policy for Executive Officers
------------------------------------------

     In order to attract and retain well-qualified executives, which the Compensation Committee believes is crucial to the Company's success, the Compensation Committee's general approach to compensating executives is to pay cash salaries which are commensurate with the executives' experience and expertise and, where relevant, are comparable with the salaries paid to executives in competitive businesses. Consequently, except as described below as to Dr. Collins (and except in the case of Eric Garen, the Company's President, whose salary is determined under an employment contract identical to Dr. Collins' contract), base salaries for the Company's executives have been determined as part of the total compensation package by reference to such factors as salary history, competitive factors in the market, and relative merit. The Company has not employed any formal process for evaluating its base salaries, believing that the benefits would not be justified by the costs.

Fiscal 1996 Salary and Incentive Compensation of Chief Executive Officer and
----------------------------------------------------------------------------
Other Officers
--------------

     In fiscal 1996, Dr. David Collins, the Company's Chief Executive Officer and Chairman of the Board of the Directors, received compensation under the terms of an Employment Agreement between the Company and Dr. Collins dated as of October 1, 1995 (the "Collins Agreement"). Under the Collins Agreement, Dr. Collins received a base salary of $300,000 in fiscal 1996. The Collins Agreement also entitles Dr. Collins to participate in an incentive plan each year, whereby he may receive an "on-target" incentive payment of at least $155,000 if certain specified performance criteria are met. As contemplated by the Collins Agreement, this "on-target" incentive payment was set in fiscal 1996 at $175,710. The Compensation Committee neither recommended nor evaluated the propriety of the base salary or the "on-target" incentive payment since these amounts were each established prior to or at the time of the Company's initial public offering.

     The basic format for the incentive compensation of Dr. Collins and other line executives has been in place for several years. The plan creates two categories of compensation. The first incentive category (the "Regular Incentive") pays a specified portion of the participant's salary based on the results for the year in three areas: (1) the "gross profit component" (weighted 40%), which provides a portion of the Regular Incentive based on the Company achieving a specified budgeted gross profitability (as defined by the plan), (2) the "operating income component" (weighted 40%), which provides a portion of the Regular Incentive based on the Company achieving a specified operating income (as defined by the plan) and (3) the "quality component" (weighted 20%), which provides a portion of the Regular Incentive based upon the average rating of the Company's courses based upon reviews completed by course attendees (the target rating being based upon a desired improvement over the prior year's average rating). An executive can earn in excess of the targeted amount for any of these components if the applicable performance factor exceeds the budgeted or targeted level.

     The second category of incentive compensation consists of a specified percentage of the Company's world-wide operating income (as defined by the plan). For Dr. Collins, the percentage was reduced from 1% in fiscal 1995 to 0.675% in fiscal 1996 based upon the Company's budgeted income and the aforementioned target level of Dr. Collins' aggregate incentive compensation.

     For officers not responsible for the entire Company, the criteria used are those relating to the units for which they are responsible. Non-line officers generally do not have any portion of their bonus determined by a "quality component." At or around the beginning of each fiscal year, the budget for each area, and the targeted range of salary to be paid, are set for each individual. In addition, adjustments may be made in the case of any individual as deemed appropriate.

     Although this plan was developed prior to the formation of the Committee, the Committee has reviewed and believes that it adequately focuses the officers of the Company, including Dr. Collins, on the Company's profitability. The targets and other variables for fiscal 1996 were set without the involvement of the Committee, as the Company's public offering did not occur until after the beginning of that fiscal year. In future years, the Committee intends to review the recommended targets and other variable information.

     Based on these formulas, Dr. Collins received incentive compensation equal to $173,554 in fiscal 1996.

Equity Incentives
-----------------

     The Compensation Committee also believes that equity ownership by key executives provides a valuable incentive for such executives and helps align executives' and stockholders' interests. To facilitate these objectives, the Company previously adopted the 1995 Stock Option Plan (the "Option Plan"), pursuant to which the Company may grant stock options to executives (as well as other employees, directors and consultants) to purchase an aggregate of up to 2,250,000 shares of Common Stock. In October 1996, Mr. Shevitz, Mr. Wright and Dr. Salisbury each received grants of options to purchase 9,000 shares, respectively, each at an exercise price of approximately $24.67 per share.
These grants, which were the initial grants to the executives under the Option Plan, vest at the rate of 25% per year over the next four years. The Option Plan is administered by the stock Option Committee consisting of Messrs. Collins and Garen.

     Messrs. Collins and Garen are not eligible to receive grants under the Option Plan since additional equity holdings would not have a measurable effect on the incentives provided to these officers in light of their significant current holdings of Common Stock (25.8% and 24.2%, respectively, of the total shares outstanding as of December 31, 1996). For the same reasons, the Compensation Committee did not consider alternatives for equity based compensation.

Deductibility of Executive Compensation
---------------------------------------

     Section 162(m) of the Internal Revenue Code, as amended, could under certain circumstances result in limits on the Company's ability to deduct compensation of $1,000,000 paid to certain executive officers. Exceptions to this deductibility limit may be made for various forms of performance-based compensation. Based on the 1996 compensation levels, no such limits on the deductibility of compensation applied for any officer of the Company. While the Company has not adopted a policy specifically prohibiting compensation at a level that would limit deductions, the Compensation Committee does not currently anticipate any restrictions on the future deductibility of compensation for the Company's officers. However, the Committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Code.


January 21, 1997                         COMPENSATION COMMITTEE


                                         Michael W. Kane
                                         W. Mathew Juechter
                                         David C. Collins

                           COMPANY STOCK PERFORMANCE

     The stock price performance graph below is required by the SEC and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

     The graph below compares the cumulative total stockholder return on the Common Stock of the Company from the date of the Company's initial public offering (December 6, 1995) to September 30, 1996 with the cumulative total return on the Nasdaq Stock Market Composite Index and an appropriate "peer group" index (assuming the investment of $100 in the Company's Common Stock and in each of the indexes on the date if the Company's initial public offering, and reinvestment of all dividends).


                           [STOCK PERFORMANCE GRAPH]


                                                     12/06/95    9/30/96
                                                     --------    -------
Learning Tree International, Inc. Common Stock          $100       $308
Peer Group Index/(1)/                                   $100       $191
Nasdaq Stock Exchange Composite Index                   $100       $116

____________
(1) Peer Group Index includes: Apollo Group, Inc.; CBT Group PLC; Computer Learning Centers, Inc.; DeVry Inc.; ITT Educational Services, Inc.; National Education Corp.; and Wave Technologies International, Inc.

             PROPOSAL 2:  AMENDMENT TO CERTIFICATE OF INCORPORATION
                      TO AUTHORIZE ADDITIONAL COMMON STOCK

     The Company's Certificate of Incorporation (the "Certificate") presently authorizes up to 25,000,000 shares of Common Stock, .0001 par value, and 10,000,000 shares of Preferred Stock, $.0001 par value. At the Record Date, there were 21,994,507 shares of Common Stock issued and outstanding and 2,250,000 shares of Common Stock reserved for future issuance upon the exercise of outstanding stock options. At the Record Date, there were no shares of Preferred Stock issued or outstanding. After giving effect to the shares already reserved for issuance, 755,493 shares of Common Stock and 10,000,000 shares of Preferred Stock are available for future issuance.

     The Board of Directors has adopted a resolution proposing that the Certificate be amended to increase the number of shares of Common Stock which the Company is authorized to issue from 25,000,000 to 75,000,000. If approved by stockholders, such additional authorized shares would be available for issuance at the discretion of the Board of Directors, without further stockholder approval (subject to applicable NASDAQ requirements and Delaware law), to take advantage of future opportunities for equity financing, in connection with acquisitions, in connection with split-ups of the Common Stock and for other corporate purposes, without the delay and expense incident to the holding of a special meeting of stockholders to consider any specific issuance.

     The Board of Directors does not intend to issue any Common Stock or securities convertible into Common Stock except on terms that the Board deems to be in the best interests of the Company and its stockholders. Any future issuance of Common Stock or securities convertible into Common Stock will be subject to the rights of holders of outstanding shares of any Preferred Stock which the Company may issue in the future. The Company's management has no arrangements, agreements, understandings or plans at the present time for the issuance or use of the additional shares of Common Stock to be authorized by the proposed amendment to the Certificate.

     The authorized but unissued shares of Common Stock could be used by incumbent management or the Board of Directors to make more difficult a change in control of the Company. Under certain circumstances such shares could be used to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. For example, such shares could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid. However, this proposal to amend the Certificate is not in response to any effort of which the Company is aware to accumulate the Company's stock or obtain control of the Company.

     In addition, the increase in authorized Common Stock might be considered as having the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of the Common Stock, to acquire control of the Company with a view to imposing a merger, sale of all or any part of the Company's assets or a similar transaction that may not be in the best interest of all of the stockholders, since the issuance of new shares could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company. For information with respect to the ownership of shares of the Company's voting stock by directors and executive officers, see "Security Ownership of Certain Beneficial Owners and Management."

     The text of the proposed amendment increasing the authorized Common Stock is set forth below.

     "Resolved that Article Four of the Company's Certificate of Incorporation be amended to read in its entirety as follows:

     FOUR:  The total number of shares of all classes of stock which the
     -----
     corporation shall have authority to issue is Eighty Five Million (85,000,000), consisting of:

          A. Seventy Five Million (75,000,000) shares of Common Stock par value $.0001 each.

          B. Ten Million (10,000,000) shares of Preferred Stock of the par value of $.0001 each (hereinafter referred to as "Preferred Stock").

          The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the powers, preferences, rights, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series subsequent to the issue of shares of that series."

     Under the provisions of Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock is required to adopt the proposed amendment. The Board of Directors recommends a vote FOR the proposal to increase the authorized Common Stock.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, as well as persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership and reports of changes in beneficial ownership of the Company's Common Stock. Directors, executive officers and greater-than-ten-percent stockholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of copies of reports filed with the SEC and submitted to the Company and on written representations by certain directors and executive officers of the Company, the Company believes that all of the Company's directors and executive officers filed all required reports on a timely basis during the past fiscal year.

                              INDEPENDENT AUDITORS

     The Company's independent auditors for the fiscal year ended September 30, 1996 were Arthur Andersen, L.L.P. The Board of Directors of the Company has not yet considered the selection of an auditor for the current fiscal year. It is anticipated that the Board will consider the selection and make a decision by June 30, 1997. A representative of Arthur Andersen will be available at the Annual Meeting to respond to appropriate questions or make any other statements such representative deems appropriate.

                STOCKHOLDERS' PROPOSALS FOR 1998 ANNUAL MEETING

     Pursuant to the Rule 14a-8 of the Securities and Exchange Commission, proposals by eligible stockholders which are intended to be presented at the Company's Annual Meeting of Stockholders in 1998 must be received by the Company by November 7, 1997 in order to be considered for inclusion in the Company's proxy materials.

                                 OTHER MATTERS

     The Board of Directors is not aware of any matter to be acted upon at the Annual Meeting other than described in this Proxy Statement. Unless otherwise directed, all shares represented by the persons named in the accompanying proxy will be voted in favor of the proposals described in this Proxy Statement. If any other matter properly comes before the meeting, however, the proxy holders will vote thereon in accordance with their best judgments.

                                    EXPENSES

     The entire cost of soliciting proxies will be borne by the Company. Solicitation may be made by mail. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward soliciting material to the beneficial owners of the Company's Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

                         ANNUAL REPORT TO SHAREHOLDERS

     The Company's Annual Report for the year ended September 30, 1996 is being mailed to Shareholders along with this Proxy Statement. Item 7 - "Management's Discussion and Analysis of Financial Condition"; Item 8 - "Financial Statements and Supplementary Data"; and Item 9 - "Changes In and Disagreements With Accountants on Accounting and Financial Disclosures of the Annual Report" are incorporated by reference herein. The Annual Report is not to be considered part of the soliciting material except as incorporated by reference herein.


                                         By Order of the Board of Directors



                                         David C. Collins, Ph.D.
                                         Chairman of the Board and
                                           Chief Executive Officer



February 7, 1997

   PROXY
                       LEARNING TREE INTERNATIONAL, INC.

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 7, 1997

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of Learning Tree International, Inc. ("Learning Tree") dated February 7, 1997 and the accompanying Proxy Statement relating to the above-referenced Annual Meeting, and hereby appoints David C. Collins or Eric Garen, with full power of substitution in each, as attorneys and proxies of the undersigned.

     Said proxies are hereby given authority to vote all shares of Common Stock, $.0001 par value, of Learning Tree which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Learning Tree, to be held at 10:00 a.m., local time, on Friday, March 7, 1997, at the Sheraton Gateway Hotel, 6101 West Century Boulevard, Los Angeles, California 90045, and at any and all adjournments or postponements thereof (the "Annual Meeting") on behalf of the undersigned on the matters set forth on the reverse side hereof and in the manner designated thereon.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF LEARNING TREE, AND WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS IN THIS PROXY. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS AND FOR THE ELECTION OF ALL NOMINEES NAMED AS DIRECTORS OF LEARNING TREE ON THE REVERSE SIDE HEREOF.

 PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN THIS PROXY CARD PROMPTLY
                           IN THE ENCLOSED ENVELOPE

                                                              [X] Please mark
                                                                  your votes
                                                                    as this

1. Election of Two (2) Class I Directors:
   NOMINEES: W. Mathew Juechter and Alan B. Salisbury



   Election of Two (2) Class II Directors:
   NOMINEES: Michael W. Kane and Max S. Shevitz


INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED:



____________________________________
2. Proposal to amend Learning Tree's     FOR       AGAINST    ABSTAIN
   Certificate of Incorporation to       [_]         [_]        [_]
   increase the authorized shares of
   Common Stock from 25,000,000 to
   75,000,000.


   In their discretion, the proxies      Note: Please date and sign exactly
   are authorized to vote "FOR" each     as your name(s) appear on this proxy
   of the proposals listed and "FOR"     card. If shares are registered in
   the election of such substitute       more than one name, all such
   nominee(s) for directors as the       persons should sign. A corporation
   Board of Directors of the Company     should sign in its full corporate
   shall select and upon such other      name by a duly authorized officer,
   matters as may come before the        stating his title. When signing as
   Annual Meeting.                       attorney, executor, administrator,
                                         trustee or guardian, please sign in
   Dated: ______________, 1997           your official capacity and give
                                         your full title as such. If a
   ___________________________           partnership, please sign in the
   (Signature)                           partnership name by an authorized
                                         person.
   ___________________________
   (Title)

   ___________________________
   (Signature if held jointly)